EX-99.14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form N-14 of our report dated February 27, 2018, relating to the Statement of Assets and Liabilities, including the Schedules of Investments, as of December 31, 2017, and the related Statement of Operations, Statements of Changes in Net Assets and financial highlights for the year then ended December 31, 2017 of STAAR Disciplined Strategies Fund, a series of the STAAR Investment Trust.

/s/ Goff Backa Alfera & Company, LLC
Goff Backa Alfera & Company, LLC
Pittsburgh, Pennsylvania
June 20, 2018